Press Release

SANTANDER BANCORP REPORTS EARNINGS FOR THE

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

  Net interest income increased $19.1 million or 34.4% compared to the third quarter of 2005 and $49.4 million or 29.8% compared to the nine months ended September 30, 2005.

  Net interest margin on a tax equivalent basis improved 82 basis points to 3.66% for the quarter ended September 30, 2006 versus 2.84% for the quarter ended September 30, 2005. For the nine months ended September 30, 2006, net interest margin on a tax equivalent basis improved 64 basis points to 3.61% from 2.97% for the same period in 2005.

  A personnel reduction program, including an early retirement plan, was implemented at Banco Santander Puerto Rico, our banking subsidiary, resulting in a reduction in personnel with estimated annual savings of approximately $6 to $8 million. The after-tax cost of the program was $4.5 million and $5.4 million, respectively, for the quarter and the nine months ended September 30, 2006.

  Net income for the quarter ended September 30, 2006 reached $8.7 million, or $0.19 per common share, compared to net income of $17.4 million, or $0.37 per common share reported for the third quarter of 2005. The $4.5 million after-tax cost of the personnel reduction program represented $0.09 per share.

  Net income for the nine months ended September 30, 2006 reached $33.1 million, or $0.71 per share, compared to net income of $62.9 million, or $1.35 per share reported for the same period in 2005. The $5.4 million after-tax cost of the personnel reduction program represented $0.12 per share.

  Net loans, including loans held for sale, reached $6.6 billion as of September 30, 2006, an increase of 7.5% when compared to net loans as of September 30, 2005. Excluding the acquisition of the Island Finance loan portfolio and the settlement of commercial loans secured by mortgages with two financial institutions, net loans grew by 16.0% year over year.

  Residential mortgage loan production for the quarter increased to $238 million or 32.4% over the same quarter of the previous year.

  Total assets reached $9.2 billion as of September 30, 2006, a 5.5% and 11.0% increment over total assets of $8.7 billion as of September 30, 2005 and $8.3 billion as of December 31, 2005.

  The common stock dividend for the nine months ended September 30, 2006 was $0.48 resulting in a current annualized dividend yield of 3.4%.

San Juan, Puerto Rico, November 2, 2006 - Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) ("the Corporation") reported today its unaudited financial results for the quarter and the nine months ended September 30, 2006. Net income for the third quarter of 2006 reached $8.7 million, compared to net income of $17.4 million reported during the third quarter of 2005. For the nine months ended September 30, 2006 net income reached $33.1 million compared to $62.9 million reported for the same period in 2005. Net income for the quarter and nine months ended September 30, 2006 includes the after-tax cost of a personnel reduction program amounting to $4.5 million and $5.4 million, respectively.

Net interest margin on a tax equivalent basis increased by 82 basis points to 3.66% for the quarter ended September 30, 2006, compared to the third quarter of 2005. For the nine months ended September 30, 2006, net interest margin on a tax equivalent basis expanded by 64 basis points to 3.61%, compared to the same period in 2005.

The $8.7 million decrease in net income for the quarter ended September 30, 2006, was principally due to: (i) $7.8 million in expenses related to the personnel reduction program; (ii) a $5.4 million decrease in net interest income, excluding the operations of Santander Financial Services, Inc. ("Island Finance"), attributable principally to the settlement of approximately $910 million in commercial loans secured by mortgages in two separate transactions in November 2005 and May 2006 (see Financial Results for further information); and (iii) partially offset by a $5.3 million decrease in income tax expense. Increases in net interest income, provision for loan losses and operating expenses were mainly due to the operations of Island Finance.

The $29.8 million decrease in net income for the nine months ended September 30, 2006 was principally due to: (i) a decrease of $11.8 million in gain on sale of securities (net of loss on extinguishment of debt); (ii) $9.6 million in expenses related to the personnel reduction program; (iii) a $7.7 million decrease in gain on sale of loans related to a portfolio of charged-off consumer loans; (iv) a $9.3 million decrease in net interest income, excluding the Island Finance operations, attributable principally to the settlement of approximately $910 million in commercial loans secured by mortgages; and (v) partially offset by a decrease in income tax expense of $5.0 million. The increase in net interest income, provision for loan losses and operating expenses during the period is primarily associated with the Island Finance operation.

Financial Results

The quarter and nine months ended September 30, 2006 reflected a decline in net income when compared to the same periods in 2005 due principally to expenses related to a personnel reduction program and significant decreases in 2006 in gains on sale of loans and in other investment portfolio activities. For the nine months ended September 30, 2006 the effect of the settlement of commercial loans secured by mortgages also had an unfavorable impact on net interest income when compared to the same period in 2005 which is partially offset by the acquisition of the Island Finance business. The Corporation's financial results for the quarter and nine months ended September 30, 2006 were impacted by the following:

  The Corporation experienced a net interest margin expansion of 82 basis points including the Island Finance business and an eleven basis point reduction excluding Island Finance for the quarter ended September 30, 2006 versus the same period in the prior year.

  During 2006, the Corporation's net interest income reflected a decrease over the prior year from the settlement of approximately $910 million in commercial loans secured by mortgages that had a net spread of approximately 1.5%. In May 2006 the Corporation settled $608.2 million in loans to Doral Financial Corporation ("Doral") that resulted in a charge-off of $5.3 million. In November 2005 the Corporation settled $301.3 million in commercial loans secured by mortgages to R&G Financial Corporation ("R&G") that resulted in a termination penalty payment of $6.0 million to the Corporation.

  Non-interest income decreased during the nine months ended September 30, 2006, compared with the same period in the prior year, as a result of the following transactions in 2005: a gain on sale of securities (net of the loss on extinguishment of debt) of $11.8 million, a gain on sale of loans of $7.7 million (comprised of a gain on sale of previously charged-off consumer loans of $6.1 million and a gain on sale of mortgage loans to an unrelated third party of $1.6 million). During the nine months ended September 30, 2006, there were unfavorable valuations of mortgage loans held for sale amounting to $1.2 million, loss on derivative transactions of $2.4 million and lower recognition of mortgage servicing rights of $1.8 million partially offset by higher broker-dealer, asset management and insurance fees of $2.5 million and other fees of $2.3 million.

  The Corporation experienced an increase in operating expenses related to the Island Finance operation and expenses related to a personnel reduction program. Excluding the Island Finance operation and expenses related to the personnel reduction program, operating expenses decreased by 2.1% and 1.7%, respectively, for the quarter and nine months ended September 30, 2006.

  A personnel reduction program, including an early retirement plan, was implemented at Banco Santander Puerto Rico, our banking subsidiary, resulting in a reduction in personnel with estimated annual savings of approximately $6 to 8 million. The after-tax cost of the program was $4.5 million and $5.4 million, respectively, for the quarter and for the nine months ended September 30, 2006.

  The Corporation's income tax expense decreased $5.3 million and $5.0 million for the three and nine month periods ended September 30, 2006, respectively. These decreases were due to lower net income before tax. The effective income tax rate was 33.8% for the nine months ended September 30, 2006 versus 25.8% for the same period in 2005.The increase in the effective rate was due to lower exempt income in 2006, favorable tax rates on capital gains transactions in 2005 and the special income taxes imposed by the Government of Puerto Rico for taxable year 2006.

  The Corporation grew its loan portfolio by 16.0% year over year, excluding the acquisition of the Island Finance loan portfolio and the settlement of the commercial loans secured by mortgages. Residential mortgage production for the quarter increased by 32.4% over the same period in the previous year to $237.7 million.

Net income for the quarter ended September 30, 2006 was $8.7 million or $0.19 per common share compared to net income for the quarter ended September 30, 2005 of $17.4 million or $0.37 per common share. Annualized Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 6.08% and 0.39%, respectively, for the quarter ended September 30, 2006, compared to 11.78% and 0.82%, respectively, for the third quarter of 2005. The Efficiency Ratio1 for the quarters ended September 30, 2006 and 2005 was 70.25% and 65.82%, respectively. The cost of the personnel reduction program, net of tax had an impact of 19 basis points, 309 basis points and 728 basis points on the Corporation's ROA, ROE and Efficiency Ratio1, respectively.

Net income for the nine months ended September 30, 2006 was $33.1 million or $0.71 per common share compared to net income for the nine months ended September 30, 2005 of $62.9 million or $1.35 per common share. Annualized Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 7.94% and 0.51%, respectively, for the nine months ended September 30, 2006, compared to 14.13% and 1.02%, respectively, for the nine months ended September 30, 2005. The Efficiency Ratio1 for the nine months ended September 30, 2006 and 2005 was 67.16% and 62.96%, respectively. The cost of the personnel reduction program, net of tax had an impact of 8 basis points, 130 basis points and 314 basis points on the Corporation's ROA, ROE and Efficiency Ratio1, respectively.

Income Statement

The $8.7 million or 49.8% reduction in net income for the quarter ended September 30, 2006 compared to the same period in 2005 was principally due to increases in net interest income of $19.1 million, provision for loan losses of $15.8 million and operating expenses of $19.7 million, mainly due to the Island Finance operation and the personnel reduction program. These changes were partially offset by favorable variances in derivative transactions of $1.6 million and mortgage loan valuations of $1.2 million, as well as a decrease in the provision for income tax of $5.3 million.

For the nine months ended September 30, 2006, net income decreased $29.8 million or 47.4% compared to the same period in 2005 due to increases in net interest income of $49.4 million, provision for loan losses of $28.5 million and in operating expenses of $38.6 million, mainly from the Island Finance operation and expenses related to the personnel reduction program, together with a decrease of $17.1 million in non-interest income. The Island Finance operation (including the after-tax contribution to the insurance operation of Santander Insurance Agency) contributed approximately $1.7 million to the Corporation's net income for the nine months ended September 30, 2006.

Net interest margin2 for the third quarter of 2006 was 3.66% compared with 2.84% for the third quarter of 2005. This increase of 82 basis points in net interest margin2 was mainly due to an increase of 220 basis points in the yield on average interest earning assets primarily as a result of the acquisition of the assets of Island Finance on February 28, 2006. There was an increase of 143 basis points in the average cost of interest bearing liabilities. Excluding the Island Finance operation, net interest margin2 for the third quarter of 2006 decreased eleven basis points to 2.73% versus 2.84% for the prior year. Interest income2 increased $49.6 million or 43.4% during the third quarter of 2006 compared to the same period in 2005, while interest expense also increased $30.5 million or 53.6%.

For the third quarter of 2006 average interest earning assets increased $256.0 million or 3.2% and average interest bearing liabilities increased $444.0 million or 6.4% compared to the same period in 2005. The increment in average interest earning assets compared to the third quarter of 2005 was driven by an increase in average net loans of $396.4 million, which was partially offset by a decrease in average investments of $81.8 million and average interest bearing deposits of $58.5 million. The increase in average net loans was due to an increase of $531.3 million or 26.5% in average mortgage loans as a result of the Corporation's continued emphasis on growing this portfolio by strengthening its residential mortgage production capabilities. There was also an increase of $678.2 million or 127.7% in the average consumer loan portfolio as a result of the acquisition of Island Finance. These increases were partially offset by a decrease in the commercial loan portfolio of $789.8 million or 21.6% due to the settlement with Doral of $608.2 million of commercial loans secured by mortgages during the second quarter of 2006 and the settlement with R&G of $301.3 million of commercial loans secured by mortgages during the fourth quarter of 2005. Excluding the settlement of the loans with Doral and R&G, the average commercial loan portfolio grew $253.1 million or 9.7%.

The increase in average interest bearing liabilities of $444.0 million was driven by an increase in average borrowings of $468.7 million compared to the quarter ended September 30, 2005. This increase was due to debt of $725 million incurred pursuant to the acquisition of Island Finance and the refinancing of other existing debt of the Corporation, as well as the private placement of $125 million Trust Preferred Securities classified as borrowings in the consolidated financial statements.

For the nine months ended September 30, 2006, net interest margin2 was 3.61% compared with 2.97% for the same period in 2005. This increase of 64 basis points in net interest margin2 was mainly due to an increase of 193 basis points in the yield on average interest earning assets primarily as a result of the acquisition of the assets of Island Finance. There was an increase of 135 basis points in the average cost of interest bearing liabilities. Excluding the Island Finance operation, net interest margin2 for the nine months ended September 30, 2006 is 2.82%. Interest income2 increased $131.7 million or 40.3% during the nine months ended September 30, 2006 compared to the same period in 2005, while interest expense increased $85.4 million or 56.2% over the same period.

For the nine months ended September 30, 2006 average interest earning assets increased $321.0 million or 4.1% and average interest bearing liabilities increased $502.6 million or 7.4% compared to the same period in 2005. The increment in average interest earning assets compared to the nine months of 2005 was driven by an increase in average net loans of $543.2 million, which was partially offset by decreases in average investment securities and average interest bearing deposits of $120.9 million and $101.4 million, respectively. The increase in average net loans was due to an increase of $577.5 million or 32.5% in average mortgage loans as a result of the Corporation's continued emphasis of growing this portfolio by strengthening its residential mortgage production capabilities. There was also an increase of $565.4 million or 114.0% in the average consumer loan portfolio as a result of the acquisition of Island Finance. These increases were partially offset by a decrease in the commercial loan portfolio of $584.0 million or 16.2% due to the settlement with Doral of $608.2 million of commercial loans secured by mortgages during the second quarter of 2006 and the settlement with R&G of $301.3 million of commercial loans secured by mortgages during the fourth quarter of 2005. Excluding the settlement of the loans with Doral and R&G, the average commercial loan portfolio grew $460.1 million or 18.0%.

The provision for loan losses increased $15.8 million or 338.71% from $4.7 million for the quarter ended September 30, 2005 to $20.4 million for the third quarter in 2006 and $28.5 million or 185.2% from $15.4 million for the nine months ended September 30, 2005 to $43.9 million for the nine months ended September 30, 2006. The increase in the provision for loan losses was due primarily to the Island Finance operation which registered a provision for loan losses of $14.4 million and $27.5 million for the quarter and seven months (from acquisition) ended September 30, 2006.

For the quarter ended September 30, 2006, other income reached $31.0 million compared to $28.7 million reported for the same period in 2005. This $2.3 million or 8.1% increase in other income was mainly due to an increase in gain on derivative transactions of $1.6 million and a favorable change in the valuation of mortgage loans available for sale of $1.2 million for the third quarter of 2006 compared to the same period in 2005.

For the nine months ended September 30, 2006, other income decreased $17.1 million or 17.1% compared to the same period in 2005. This decrease was due to the following transactions in 2005 that did not recur in 2006: a gain on sale of securities (net of the loss on extinguishment of debt) of $11.8 million, a gain on sale of loans of $7.7 million composed mainly of a gain on sale of previously charged-off consumer loans of $6.1 million and a gain on sale of mortgage loans to an unrelated third party of $1.6 million. There was a loss on derivatives in 2006 of $0.6 million compared to a gain in 2005 of $2.9 million. Also, a loss on valuation of mortgage loans available for sale of $1.2 million in 2006 together with a decrease in the recognition of mortgage servicing rights of $1.8 million on mortgage loans sold to third parties. Broker-dealer, asset management and insurance fees reflected an increase of $2.5 million due primarily to the effect of the Island Finance operation on the insurance operations for the period. Insurance fees reflected an increase of $3.6 million while broker-dealer and asset management reflected a decrease of $1.1 million for the nine months ended September 30, 2006 compared to the same period in 2005. Bank service charges, fees and other increased $1.2 million, or 11.7% and $4.0 million, or 12.7% for the quarter and nine month periods ended September 30, 2006. These increases were primarily in fees on deposit accounts, credit cards, mortgages and account analysis.

For the quarter and nine months ended September 30, 2006, the Efficiency Ratio1 was 70.25% and 67.16%, respectively, reflecting increases of 443 and 420 basis points, respectively compared to Efficiency Ratios1 of 65.82% and 62.96% for the three and nine month periods ended September 30, 2005. These increases were mainly the result of higher operating expenses during the quarter and nine months ended September 30, 2006 resulting expenses related to a personnel reduction program. Payments pursuant to the personnel reduction program reached $7.8 million and $9.6 million for the quarter and nine months ended September 30, 2006, respectively. Excluding these personnel reduction expenses, the Efficiency Ratio1 for the three and nine month periods ended September 30, 2006 was 62.97% and 64.02%, a 285 basis point reduction for the quarter and a 105 basis point increase for the nine months ended September 30, 2006, respectively compared to the same periods in 2005.

Operating expenses increased $19.7 million or 35.2% from $55.9 million for the quarter ended September 30, 2005 to $75.6 million for the quarter ended September 30, 2006. This increase was due primarily to the Island Finance operation which reflected operating expenses of $13.0 million and expenses related to a personnel reduction program of $7.8 million for the quarter ended September 30, 2006. During the third quarter of 2006 there were increases in salaries and employee benefits of $11.3 million together with an increase in other operating expenses of $8.4 million. Island Finance salaries and employee benefits for the quarter ended September 30, 2006 were $6.1 million and other operating expenses were $6.9 million. An increase in salaries due to payments related to the personnel reduction program of $7.8 million was offset by decreases in accruals for performance compensation of $0.7 million. During the second semester of 2006 the Corporation announced an early retirement program available to all employees 55 years of age and older with at least 15 years of service. The participation rate was higher than expected resulting in greater expenses during the quarter. Excluding Island Finance expenses and personnel reduction expenses, operating expenses for the third quarter of 2006 compared to the same period in 2005, reflected a decrease of $1.2 million or 2.1% comprised of a decrease in personnel expenses of $2.7 million and an increase in non-personnel expenses of $1.5 million. The reduction in personnel expenses was due to a decrease of $1.6 million in commissions, $0.7 million in performance bonuses and $0.6 million in temporary personnel, for the third quarter of 2006 compared to the third quarter of 2005. The $1.5 million increase in non-personnel expenses (excluding Island Finance expenses) was primarily due to increases in EDP servicing, amortization and technical services of $1.0 million, credit card expenses of $0.3 million and occupancy costs of $0.3 million.

For the nine months ended September 30, 2006, operating expenses increased $38.6 million or 23.2% from $165.9 million for the nine months ended September 30, 2005 to $204.5 million for the same period in 2006. This increase was due to operating expenses of Island Finance of $31.8 million and expenses related to a personnel reduction program of $9.6 million in 2006. For the nine months ended September 30, 2006 there were increases in salaries and employee benefits of $19.1 million together with an increase in other operating expenses of $19.4 million. Island Finance salaries and employee benefits were $15.1 million for the seven months (since acquisition) ended September 30, 2006 and other operating expenses were $16.7 million. An increase in salaries due to payments pursuant to the personnel reduction program of $9.6 million was offset by decreases in accruals for performance compensation of $3.5 million and $1.2 million in temporary personnel. Excluding Island Finance expenses and expenses related to personnel reductions, operating expenses reflected a decrease of $2.8 million or 1.7% for the nine months ended September 30, 2006 compared to September 30, 2005.

Balance Sheet

Total assets as of September 30, 2006 increased $480.0 million or 5.5% to $9.2 billion compared to $8.7 billion as of September 30, 2005, and $906.2 million or 11.0% compared to total assets of $8.3 billion as of December 31, 2005. As of September 30, 2006, there was an increase of $457.3 million in net loans, including loans held for sale (further explained below) compared to September 30, 2005 balances and $640.5 million compared to December 31, 2005 balances. The investment securities portfolio decreased $194.2 million, from $1.7 billion as of September 30, 2005 to $1.5 billion as of September 30, 2006.

The net loan portfolio, including loans held for sale, reflected an increase of 7.5% or $457.3 million, reaching $6.6 billion at September 30, 2006, compared to the figures reported as of September 30, 2005. Compared to December 31, 2005, the net loan portfolio grew by $640.5 million or 10.8% from $6.0 billion. The mortgage loan portfolio at September 30, 2006 grew $534.3 million or 26.5% compared to September 30, 2005 and $407.2 million or 19.0% compared to December 31, 2005. Mortgage loans originated during the third quarter of 2006 reached $237.7 million or 32.4% more than the same quarter last year. Mortgage loans originated during the nine months ended September 30, 2006 reached $667.2 million or 19.8% more than the same period last year. The consumer loan portfolio also reflected growth of $678.6 million or 125.4%, as of September 30, 2006, compared to September 30, 2005 due primarily to the acquisition of Island Finance. Compared to December 31, 2005 the consumer loan portfolio reflected an increase of $652.6 million or 115.1%. The commercial loan portfolio decreased $727.6 million or 20.0% compared to September 30, 2005 and $392.0 million or $11.9% compared to December 31, 2005, as a result of the settlement of commercial loans secured by mortgages with Doral and R&G during the second quarter of 2006 and the fourth quarter of 2005, respectively.

Period End Loan Balances
				Sep06/Dec 05		% of total
	Sep-06	Dec-05	Sep-05	$ Var	% Var	Sep-06
	($ in thousands)
Commercial:
Retail	$ 1,954,490	1,887,689	$ 1,868,421	$ 66,801	3.54%	29.2%
Corporate	607,128	567,436	583,072	39,692	6.99%	9.1%
Commercial loans secured
by mortgages settled in
4Q05 and 2Q06	-	638,228	977,026	(638,228)	-100.00%
Construction	353,404	213,705	214,123	139,699	65.37%	5.3%
	2,915,022	3,307,058	3,642,642	(392,036)	-11.85%	43.6%
Consumer:
Consumer	581,515	567,195	541,119	14,320	2.52%	8.7%
Consumer Finance	638,246	-	-	638,246	n.a.	9.5%
	1,219,761	567,195	541,119	652,566	115.05%	18.2%

Mortgage	2,554,720	2,147,479	2,020,378	407,241	18.96%	38.2%

Total Loans	$ 6,689,503	$ 6,021,732	$ 6,204,139	$ 485,364	8.06%	100.0%

 Deposits of $5.3 billion at September 30, 2006 reflected a decrease of 6.4%, compared to deposits of $5.7 billion as of September 30, 2005 and a 2.1% increase, compared to deposits of $5.2 billion as of December 31, 2005, respectively. Total borrowings at September 30, 2006 (comprised of federal funds purchased and other borrowings, securities sold under agreements to repurchase, commercial paper issued, and term and capital notes) increased $765.2 million or 35.1% and $735.5 million or 33.3%, compared to borrowings at September 30, 2005 and December 31, 2005, respectively. The increase in borrowings was due to debt of $725 million incurred pursuant to the acquisition of Island Finance, the refinancing of other existing debt of the Corporation and the private placement of $125 million Trust Preferred Securities classified as borrowings in the consolidated financial statements.

Financial Strength

Non-performing loans to total loans as of September 30, 2006 was 1.63%, a 48 basis point and 41 basis point increase compared to the reported 1.15% as of September 30, 2005, and 1.22% reported as of December 31, 2005, respectively. Non-performing loans at September 30, 2006 amounted to $108.8 million comprised of Island Finance non-performing loans of $27.0 million and $81.8 million of non-performing loans of the Bank. The Corporation's non-performing loans (excluding Island Finance non-performing loans) reflected an increase of $10.6 million or 14.9% compared to non-performing loans as of September 30, 2005. Non-performing loans of the Corporation as of September 30, 2006 (excluding Island Finance non-performing loans) reflected an increase of $8.1 million or 11.0% compared to non-performing loans as of December 31, 2005. The increase of non-performing loans (excluding Island Finance non-performing loans) is principally due to residential mortgages which increased $12.1 million and $6.8 million, respectively, when compared to September 30, 2005 and December 31, 2005.

Island Finance loans acquired pursuant to the Asset Purchase Agreement on February 28, 2006 are subject to a guarantee by Wells Fargo of up to $21.0 million (maximum reimbursement amount) for net losses in excess of $34.0 million, occurring on or prior to the 15th month anniversary of the acquisition. The Corporation is provided with an additional guarantee of up to $7.0 million for net losses incurred in the acquired loan portfolio in excess of $34.0 million during months 16 to 18 of the anniversary, subject to the maximum aggregate reimbursement amount of $21.0 million.

The allowance for loan losses represents 1.41% of total loans as of September 30, 2006, a 34 basis point increase over 1.06% reported as of September 30, 2005 and a 30 basis point increase over the 1.11% reported as of December 31, 2005. The allowance for loan losses to total loans excluding mortgage loans as of September 30, 2006 was 2.28% compared to 1.58% at September 30, 2005 and 1.73% at December 31, 2005. The allowance for loan losses to total non-performing loans at September 30, 2006 decreased to 86.53% compared to 92.82% at September 30, 2005. This ratio was 90.72% at December 31, 2005. This decrease was the result of the increase in non-performing loans related primarily to the Island Finance portfolio. Excluding non-performing mortgage loans3 (for which the Company has historically had a minimal loss experience) this ratio is 207.2% at September 30, 2006 compared to 243.9% as of September 30, 2005 and 235.5% as of December 31, 2005.

As of September 30, 2006, total capital to risk-adjusted assets (BIS ratio) reached 11.19% and Tier I capital to risk-adjusted assets and leverage ratios were 8.14% and 5.96%, respectively.

Customer Financial Assets under Control

As of September 30, 2006, the Company had $13.0 billion in Customer Financial Assets under Control. Customer Financial Assets under Control include bank deposits (excluding brokered deposits), broker-dealer customer accounts, mutual fund assets managed, and trust, institutional and private accounts under management.

Shareholder Value

During the quarter ended September 30, 2006, Santander BanCorp declared a cash dividend of 16 cents per common share, resulting in a current annualized dividend yield of 3.4%. Market capitalization reached approximately $0.9 billion (including affiliated holdings) as of September 30, 2006.

There were no stock repurchases during 2006 and 2005 under the Stock Repurchase Program. As of September 30, 2006, the Company had acquired, as treasury stock, a total of 4,011,260 shares of common stock, amounting to $67.6 million.

Institutional Background

Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). 91% of the outstanding common stock of Santander BanCorp is owned by Banco Santander Central Hispano, S.A (Santander). The Company has five wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Financial Services, Santander Insurance Agency and Island Insurance Corporation. Banco Santander Puerto Rico has been operating in Puerto Rico for nearly three decades. It offers a full array of services through 63 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,400 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Financial Services offers consumer finance products through its network of 70 branches throughout the Island. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company's website at www.santandernet.com.

Santander (SAN.MC, STD.N) is the largest bank in the Euro Zone by market capitalization and one of the largest worldwide. Founded in 1857, Santander has €798,540 million in assets and €961,093 million in managed funds, 67 million customers, 10,583 offices and a presence in 40 countries. It is the largest financial group in Spain and Latin America, and is a major player elsewhere in Europe, including the United Kingdom through its Abbey subsidiary and Portugal, where it is the third largest banking group. Through Santander Consumer Finance, it also operates a leading consumer finance franchise in Germany, Italy, Spain and nine other European countries. In the first nine months of 2006, Santander recorded €4,947 million in net attributable profit, 28% more than in the same period of the previous year.

In Latin America, Santander manages over US$200 billion in banking business volumes (loans, deposits, mutual funds, pension funds and managed funds) through 4,200 offices. In the first nine months of 2006, Santander recorded in Latin America US$2,237 million in net attributable income, 31% higher that in the prior year.

For more information contact:

María Calero (787) 777-4437

Evelyn Vega (787) 777-4546

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management's assumptions.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

1 On a tax-equivalent basis, excluding gains on sale of securities and loss on extinguishment of debt realized during 2005.
2 On a tax-equivalent basis.
3 Mortgage loans include residential mortgages, commercial loans with real estate collateral and consumer loans with real estate collateral. They exclude construction loans.